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                                                                    Exhibit 99.1

For Immediate Release:


           SAVE THE WORLD AIR, INC. RECEIVES UNITED STATES PATENT FOR
                               MARK I ZEFS DEVICE


Los Angeles, March 2 /PRNewswire-First Call/ --Save the World Air, Inc. (Pink
Sheets: ZERO) announced that the patent for the company's Mark I ZEFS device has been granted. Following examination of United States Patent Application No. 10/275946, the United States Patent and Trademark Office issued a Notice of Allowance dated January 24, 2005.

The ZEFS devices create magnetic fields to reduce the size of the fuel molecules passing from the carburetor or center point fuel injector of the vehicle to the inlet manifold prior to combustion. This creates an atomization process that enhances the efficiency of combustion, which reduces harmful toxic emissions and increases fuel economy.

The company's CEO, Edward L. Masry stated: "This exciting news has been anxiously awaited and is of extreme importance to Save the World Air. The issuance of the U.S. patent is a substantial step forward in the status of the portfolio as a whole and will be persuasive in the prosecution of corresponding applications in other countries".

The company currently has patents approved in New Zealand, South Africa and Monaco. Patents are pending in more than sixty other countries including Europe, Mexico, China, Japan, India and Indonesia.

Save the World Air, Inc. was created to develop devices using proprietary technologies that can be installed on motor vehicles, motorcycles and stationary engines to reduce harmful emissions, improve fuel efficiency and/or improve performance.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements, including, but not limited to, the company's filings and future filings with the Securities and Exchange Commission, including those set forth in the company's Annual Report on Form 10-KSB for the year ended December 31, 2003.

For further information, please contact:
Edward L. Masry, CEO
Save The World Air, Inc.
www.savetheworldair.com
+1-818-487-8000